Exhibit 10.9
IRMP PREFERRED AGREEMENT
THIS AGREEMENT (the “Agreement”), is made and entered into this 19th day of March, 2007, by and among Northwest Iowa Renewable Energy, LLC. (“Client”), an Iowa limited liability corporation with its principal office located at 221 Reed Street, Akron, Iowa, 51001, and FCSTONE, LLC (“FCStone”), an Iowa limited liability company with its principal office located at 2829 Westown Parkway, Suite 100, West Des Moines, Iowa, 50266.
RECITALS
WHEREAS, Client is developing, or has developed, a biodiesel fuel production facility located at 221 Reed Street, Akron, Iowa 51001 (the “Plant”) that will produce several products, including biodiesel, using bulk vegetable oil or other suitable feedstock (“Vegetable Oil Feedstock”) as its feedstock; and
WHEREAS, FCStone is in the business of acting as a purchasing agent and providing marketing, risk management, and related services pertaining to commodities.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Scope of Services. FCStone shall provide the Vegetable Oil Feedstock risk management, purchasing agency, and related services as described in Exhibit A and incorporated herein, under terms and conditions as hereinafter further provided.
2. Risk Management Services by FCStone. FCStone shall, during the term hereof, provide consulting services to Client in the implementation of a risk management program for Client. The services to be provided by FCStone are set forth in the portions of Exhibit A attached hereto which refer to FCStone. In connection therewith, the parties may agree to enter into certain hedging or other futures agreements and transactions from time to time. In such event all costs of such hedging, including margin calls and commissions, shall be the responsibility of Client. All such futures or contracts shall be executed on behalf of, and transacted in the name of, Client upon specific approval and direction by a Client Representative. All such transactions shall be subject to, and governed by, the applicable account agreements between Client and FCStone or other applicable party. Transaction fees, commissions, and other charges shall be paid by Client as agreed from time to time and shall be in addition to the FCStone Agency Fee set forth in Section 4(a).
3. Vegetable Oil Feedstock Purchasing Agent Services by FCStone. FCStone shall act as Client’s exclusive purchasing agent for Vegetable Oil Feedstock. FCStone’s authority as purchasing agent shall be limited to solicitation of new supply relationships for Client and the solicitation of supply proposals, including proposed individual supply contracts for immediate or future delivery for acceptance by Client after a new supply relationship has been established. FCStone shall have no authority to bind client to any contract with any provider of Vegetable Oil Feedstock except to the extent Client accepts a proposed contract as provided in Section 5 herein.
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4. Fees. Client shall pay FCStone a service fee for its services (the “FCStone Service Fee”), to be determined as follows:
(a) After the Effective Date and until the date that the Plant is operational (the “Operational Date”), the FCStone Service Fee shall be Two Thousand Five Hundred Dollars ($2,500) per month, payable in advance on the first day of each month after the Effective Date.
(b) Beginning on the Operational Date, the FCStone Service Fee shall be Seven Hundred and Twenty Thousand Dollars ($720,000.00) per year, which is one and two tenths of one cent ($0.012) per gallon of the anticipated annual Plant nameplate capacity of sixty (60) million gallons per year, payable in advance in equal monthly installments of Sixty Thousand Dollars ($60,000.00) per month, due on the first day of each month after the Operational Date.
(c) The FCStone Service Fee shall be adjusted if the actual Plant nameplate capacity is more or less than that stated above, but shall not be less than Five Hundred and Forty Thousand Dollars per annum ($540,000.00) in any event.
(d) In addition to such fees, as noted in Section 2, Client shall also pay any transaction commissions, fees, services charges or other charges arising from options, futures or other risk management transactions executed through FCStone, its affiliates, or others in accordance with their applicable schedules of rates.
(e) FCStone shall, if requested by Client, grant a partial abatement of up to 25% of the FCStone Service Fee for any period of time that the production of the Plant shall be suspended or substantially reduced due to: (i) force majeure events other than lack of available market supply of Vegetable Oil Feedstock; or (ii) Plant casualty or other extraordinary cause or; (iii) due to scheduled maintenance of the Plant. The amount of any abatement shall be determined by FCStone in its sole discretion after taking into account relevant factors pertaining to the fairness of the FCStone Service Fee, including services continuing to be provided and FCStone’s direct and indirect costs that continue to be incurred or that are avoided.
5. Vegetable Oil Feedstock Agency Terms. Vegetable Oil Feedstock purchasing services by FCStone shall be provided in accordance with Exhibit A and the following terms:
(a) Sources of Supply. FCStone shall solicit sources of supply for Client as required to provide for Client’s requirements of Vegetable Oil Feedstock under prevailing market conditions, and for this purpose may deliver appropriate documents to Vegetable Oil Feedstock suppliers for execution and submission to Client. Client may, in its sole discretion, accept or reject any proposed supplier. If Client accepts a supplier it will notify FCStone that such supplier is authorized to enter into supply contracts with Client.
(b) Transactions. After Client has notified FCStone that it has accepted a proposed supplier (“Supplier”), and until such time as Client notifies FCStone that it desires to terminate such Supplier’s relationship, FCStone may solicit transactions between Client
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and the Supplier. All such transactions shall be solicited at such rates and terms between Client and the Supplier as Client shall from time to time authorize. If a Supplier desires to contract for delivery of Vegetable Oil Feedstock to Client, FCStone shall immediately issue agency advice thereof to Client, and if Client decides to accept such contract Client shall send a confirmation to FCStone and the Supplier. All transaction shall be documented under forms consistent with the Trade Rules of the National Oilseed Processors Association to the extent applicable, or such other industry standards as may be applicable.
(c) FCStone Purchasing Agent Responsibilities.
(1) FCStone shall introduce each Supplier to Client on a basis which fully discloses that FCStone is a purchasing agent and that Client is the principal in transactions with the Supplier. FCStone shall obtain and verify new Supplier account documentation and initially approve each Supplier before submitting new Supplier documentation to Client.
(2) FCStone shall propose contracts with Suppliers to Client in quantities and on such terms, including but not limited to, cash forward contracts, as FCStone shall determine are needed to satisfy Client’s requirements of Vegetable Oil Feedstock on a cost effective basis, after taking into account prevailing market conditions and circumstances of supply and demand.
(3) FCStone shall be responsible for review of all proposed transactions and contracts before submission to Client for acceptance.
(d) Client Responsibilities.
(1) Client will be solely responsible as principal for all contracts with each Supplier for delivery of Vegetable Oil Feedstock and shall fully perform such contracts according to their terms.
(2) Client shall timely review all proposed contract with Suppliers and shall promptly notify FCStone of acceptance or rejection thereof.
(3) Client shall be responsible for examination of Vegetable Oil Feedstock and related testing and delivery documents as provided by Supplier to Client.
(4) Client shall timely accept or reject each delivery of Vegetable Oil Feedstock under the terms of each contract.
(e) Failure of Supply. FCStone shall use reasonable efforts to obtain an adequate and timely supply of Vegetable Oil Feedstock for Client’s requirements at prices consistent with prevailing market conditions, but shall have no liability or responsibility for the inability to obtain supplies due to market conditions. The inability to obtain feedstock shall not abate or reduce the service fee to FCStone hereunder.
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(f) Exchange of Data. Client and FCStone agree that each will supply the other party with all appropriate data in its possession pertinent to the proper performance and supervision of any functions or responsibilities undertaken pursuant to this Agreement.
6. Provisions Applicable to FCStone Risk Management Services.
(a) Client represents and warrants that all risk management positions undertaken by Client will be bona fide hedge positions entered solely for its own account for the purpose of hedging against price risks associated with the Client’s operations and not for the purpose of pooling with, or pass-through to, any other party. Client further represents and warrants that it has fully and accurately disclosed to FCStone, and will during the term continue to so disclose, the assets, liabilities and business requirements for which it seeks to hedge.
(b) FCStone shall give risk management and hedging advice to Client, but all decisions on risk management and hedging strategy will be made by Client. All hedging positions will be the responsibility of Client, in Client’s account with FCStone or other FCStone affiliates.
(c) FCStone assumes no responsibility for the completion or performance of any contracts between Client and any Supplier or other third party, and Client agrees that it shall not bring any action or make any claim against FCStone based on any act, omission, or claim of any of any Supplier or other third party.
(d) To the extent FCStone provides services relating to accounting systems, sole responsibility for the accuracy and completeness of Client’s books and financial statements shall remain with Client. FCStone shall not be deemed to attest in any way to the accuracy of such books and financial statements. FCStone assumes no responsibility for tax advice, tax planning, tax returns, or tax reporting.
(e) Client understands, approves, authorizes, and agrees that FCStone as an advisor may recommend that Client enter into transactions where FCStone will act as an agent or futures commission merchant or where Client may enter into transactions with one or more companies which are under common ownership or control with FCStone, including, but not limited to, FCStone Trading, LLC, with respect to over-the-counter swaps and options. Client further understands that FCStone’s affiliate, FCStone Trading, LLC, acts as a principal in over-the-counter swaps and options and in that connection FCStone Trading, LLC may charge a markup above its cost of offsetting positions with its counterparties. As an advisor, FCStone may recommend such positions to Client where FCStone Trading, LLC acts as principal counterparty. FCStone may also participate on Client’s behalf in negotiations with one or more elevators which are shareholders of FCStone Group, Inc. FCStone or its affiliates may have long or short positions as a principal which are opposite to hedge positions recommended to Client. Client understands and agrees that such transactions may occur notwithstanding any actual or apparent conflict of interest that may arise from FCStone recommending specific transactions with its affiliates and Client waives any claims arising solely from such actual or apparent conflict of interest.
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7. Authorized Representatives.
(a) Client shall designate one or more representatives in writing by execution and delivery of a designation in the form of Exhibit B-1 attached hereto who shall be authorized and directed to make purchasing, delivery, and risk management decisions for Client (the “Client Representatives”). All directions, transactions and authorizations given by such representative to FCStone shall be binding upon Client. FCStone shall be entitled to rely on the authorization of such persons until it receives written notification from Client that such authorization has been revoked.
(b) FCStone shall designate one or more representatives in writing by execution and delivery of a designation in the forms of Exhibit B-2 attached hereto who shall be authorized and directed to make decisions under this Agreement for FCStone (the “FCStone Representatives”). All directions, transactions, and authorizations given by such representative(s) to Client shall be binding upon FCStone. Client shall be entitled to rely on the authorization of such persons until it receives written notification from FCStone that such authorization has been revoked.
8. Allocation of Other Responsibilities.
(a) The parties agree to cooperate in good faith to establish and administer a program whereby Client’s need for Vegetable Oil Feedstock as an input to the Plant are efficiently satisfied and the risks thereof, together with commodity price risks for Plant outputs, are appropriately managed.
(b) Client shall be responsible to keep FCStone informed at all times of its anticipated requirements as soon as such requirements are known and shall, at a minimum, provide all available information respecting its Vegetable Oil Feedstock inventories on hand at the Plant and actual and anticipated Plant Vegetable Oil Feedstock usage rates. Client shall notify FCStone immediately of any disruptions or anticipated disruptions in the operation of the Plant. Upon receipt of any such notice FCStone shall undertake reasonable efforts to mitigate freight, demurrage, and other expenses caused by Plant disruptions, but Client shall continue to be responsible in full for all costs that are not so avoided..
(c) Client shall be solely responsible for any risk management transactions with respect to its costs of Vegetable Oil Feedstock, including, but not limited to, any cash forward contract program or hedging with respect to the costs of its Vegetable Oil Feedstock requirements.
9. Public Disclosure. Any public announcements concerning the transaction(s) contemplated by this Agreement shall be approved in advance by all parties, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release. The parties each consent to any disclosure for registration of securities, or as otherwise required by law. Financial details
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contained in this Agreement shall be deleted prior to any required public filing to the extent allowed by the law or regulations governing such filing.
10. Licenses, Bonds, and Insurance. Unless otherwise agreed by the parties in writing, Client and FCStone agree to maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds, and insurance which are required for the conduct of its business in accordance with applicable state or federal laws and regulations.
11. Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE, AND INTERRUPTION OF BUSINESS.
12. Legal Disclaimer. Each party understands that the other party makes no warranty respecting legal or regulatory requirements and risks. Each party shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to its own business.
13. Indemnity and Attorney Fees.
(a) Client agrees to indemnify FCStone and its brokers, officers, agents, and employees and hold them harmless from and against any claims, demands, liability, or expense, including attorney’s fees and other litigation expenses, arising out of intentionally wrongful or negligent acts or omissions by Client or its agents, officers, directors, and employees.
(b) FCStone agrees to indemnify Client and its brokers, officers, agents, and employees and hold them harmless from and against any claims, demands, liability, or expense, including attorney’s fees and other litigation expenses, arising out of intentionally wrongful or negligent acts or omissions by FCStone or its agents, officers, directors, and employees.
(c) The parties agree that the prevailing parties in any litigation or arbitration between the parties and related to this agreement shall be entitled to collect its costs, expenses, and reasonable attorney’s fees from the other party.
14. Nature of Relationship. FCStone is an independent contractor providing services to Client. No employment relationship, partnership, or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for
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its own expenses and costs of performance. This agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.
15. Notices. Any notices permitted or required hereunder shall be in writing, signed by a duly authorized officer of the party giving such notice, and shall either be hand delivered, sent by recognized overnight delivery service, or mailed to the designated representatives of the other parties. If mailed, notice shall be sent by certified, first-class, return receipt requested mail to the address shown above, or any other address subsequently specified by notice from one party to the other. All notices and other communications hereunder shall be deemed given upon the earlier of (i) delivery thereof if by hand, or (ii) upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested), or (iii) on the next business day after deposit if sent by a recognized overnight delivery service to the address shown above, or any other address subsequently specified by notice from one party to the others.
16. Authority. Each party represents that it has all requisite authority to enter into this Agreement under applicable federal or state laws, rules and regulations, and under its applicable organization documents, and that this Agreement has been duly authorized by all required company action.
17. Term and Termination.
(a) The initial term of this Agreement and the obligations of the parties hereunder shall commence on the Effective Date (as hereinafter defined), and shall continue for a term of three (3) years thereafter. Thereafter, the term of this Agreement shall be automatically extended for an unlimited number of successive one year terms on each anniversary date of the Effective Date, unless any party shall give written notice of non-renewal to the other parties not less than ninety (90) days prior to such anniversary date. For the purposes of this Agreement, “Effective Date” means the date when Client gives notice to FCStone that it requires its first delivery of Vegetable Oil Feedstock in connection with the commencement of operations at the Plant. Such notice shall be given not less than ninety (90) days, nor more than one hundred and eighty (180) days before the first date of expected delivery of Vegetable Oil Feedstock hereunder. This Agreement shall automatically terminate if a notice is not given hereunder to establish an Effective Date within twenty-four (24) months of the date of this Agreement as set forth above.
(b) The parties may extend or shorten the term of this Agreement at any time by modification agreement executed by both parties in writing.
(c) If Client shall at any time fail to make payment when due of any sum owing to FCStone under this Agreement, then FCStone may suspend performance under this Agreement without terminating this Agreement, until payment in full of all sums due is made. If FCStone elects, it may also give notice of termination as provided in Section 17(d) for such cause.
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(d) This Agreement may be terminated by Client in the event of material breach of any of the material terms hereof by FCStone, by written notice specifying the breach, which notice shall be effective ninety (90) days after it is given unless the receiving party cures the breach within such time. This Agreement may be terminated by FCStone in the event of material breach of any of the material terms hereof by Client, by written notice specifying the breach, which notice shall be effective ninety (90) days after it is given unless the receiving party cures the breach within such time.
(e) In the event any party (the “non-performing party”) shall (i) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, reorganization, or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it, (ii) otherwise become bankrupt or insolvent, (iii) be unable to pay its debts as they fall due, then any other party (the “performing party”) shall have the right immediately and thereafter as long as the event of default continues to terminate this Agreement by notice in writing to the non-performing party. The performing party’s rights under this provision shall be in addition to, and not in limitation or exclusion of, any other rights which the performing party may have (whether by agreement, operation of law or otherwise), including any right and remedies under the Uniform Commercial Code. The non-performing party shall indemnify and hold the performing party and its affiliates harmless from all losses, damages, costs, and expenses including reasonable attorney’s fees, incurred in connection with an event of default, termination, or exercise of any remedies hereunder.
(f) In addition to any other method of terminating this Agreement, any party may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the thirtieth (30th) day following the giving of notice of intent to terminate.
18. Amendment. This Agreement may be amended, modified, or supplemented only by prior mutual agreement, confirmed in writing and signed by the parties.
19. Force Majeure. No party shall be liable for any failure or delay in performance of its obligations hereunder, other than a payment obligation, when such failure or delay is caused by or results from an event beyond its reasonable control, such as Acts of God or the public enemy, acts or demands of any government or governmental agency having jurisdiction, strikes, lockouts, labor disturbances, equipment malfunction or breakdown, fires, floods, and accidents or other unforeseeable causes; provided, however, that during such period of time as a force majeure event is causing FCStone to fail or delay in the performance of its obligations hereunder, Client shall have the right to contract with other third parties to provide such services.
20. Waiver. Any failure of FCStone or Client to comply with any obligation, covenant, agreement, or condition contained herein may be waived in writing by FCStone or Client, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
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21. Confidentiality.
(a) As used in this Agreement, “Confidential Information” means any information, technical data, or know-how (including, but not limited to, information relating to research, products, software, services, development, inventions, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one party to the other in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually): (i) that has been marked as confidential; (ii) the confidential nature of which has been made known by the disclosing party to the recipient, in writing or orally, and if orally, with specific written notification to the recipient of such oral disclosure within three days thereafter; or (iii) that due to its character, nature, or method of transmittal, a reasonable person under like circumstances would treat as confidential. The parties each agree to keep in confidence and prevent disclosure to any person outside its respective organization, or any person within its organization not having a reasonable need to know, all Confidential Information.
(b) Information shall not be deemed to be Confidential Information to the extent that it is: (i) in the public domain at the time of disclosure or is subsequently made available by the disclosing party to the general public without restriction; (ii) known to the receiving party at the time of disclosure without restrictions on its use or independently developed by the receiving party and there is adequate documentation to demonstrate either condition; or (iii) used or disclosed with the prior written approval of the disclosing party.
(c) The receiving party may disclose the other party’s Confidential Information pursuant to a statutory or regulatory requirement or a court order; provided, however, that (i) the receiving party will notify the other party of the obligation to make such disclosure in advance of the disclosure in order that the other party will have reasonable opportunity to object to such disclosure; and (ii) the receiving party requests confidential treatment of such disclosed Confidential Information.
(d) The receiving party’s obligations under this Agreement with respect to Confidential Information that it has received shall continue for a period of five years after the expiration or termination of this Agreement.
(e) Nothing in this Agreement is intended to restrict or prevent Client from disclosing the terms hereof to credit analysts, rating agencies, bond insurers, and prospective lenders and investors in connection with the financing or refinancing of the Plant.
22. Validity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions hereof, unless such a
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construction would be unreasonable.
23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to the conflicts-of-laws rules thereof.
24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to FCStone and Client.
25. Entire Agreement. This Agreement and any written customer account agreement between the parties embody the entire agreement and understanding of the parties with respect to the subject matter contained herein. There are no other agreements, representations, warranties, or covenants other than those expressly set forth, or referred to, herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.
26. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and the successors and assigns of the entire business and goodwill of FCStone or Client. No party may assign this Agreement without the express consent of the other parties except that (i) no such consent shall be required in connection with a sale, merger, or any acquisition of the entire business of any party; (ii) Client expressly consents that FCStone may assign to any other majority owned subsidiary of FCStone Group, Inc.; and (iii) FCStone expressly consents that Client’s rights and other interests hereunder may be pledged or assigned as security in connection with the financing or refinancing of the Plant.
27. NOPA Trade Rules to Apply. Except as otherwise expressly provided herein, this Agreement and all contracts and confirmations for delivery of soybean oil feedstock shall be subject to the Trade Rules of the National Oilseed Processors Association. With respect to feedstock other than soybean oil feedstock, this Agreement and all contracts and confirmation for delivery of such feedstock shall be subject to industry standards applicable to such feedstock.
28. Arbitration. Except for disputes arising out of futures or other customer accounts with FCStone, which shall be exclusively governed by the relevant dispute resolution provisions of the customer account agreements, the parties agree that the sole remedy for resolution of any and all other disagreements or disputes arising under this Agreement including, but not limited to, any statutory or tort claims arising from the relationship of the parties, shall be through arbitration proceedings as provided under the NOPA Trade Rules, or to the extent that the dispute concerns feedstock other than soy bean oil feedstock, through arbitration under the commercial arbitration rules of the American Arbitration Association. Any decision and award determined through such arbitration shall be final and binding upon the parties. Judgment upon the arbitration award may be entered and enforced in any court having jurisdiction thereof. The parties agree that any arbitration conducted hereunder shall be governed by the Federal Arbitration Act, 9 United States Code §§ 1-16, as now existing or hereinafter amended.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FCStone, LLC		Northwest Iowa Renewable Energy, LLC. (Client)

By:	/s/ Pete Nessler	By:	/s/ John E. Lucken

Title:	VP, Renewable Fuels Group	Title:	Chairman

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EXHIBIT A
I. VEGETABLE OIL FEEDSTOCK PURCHASING AGENCY SERVICES
     FCStone shall provide purchasing agency services to Client. Such services shall include, but not be limited to:
•	Cash oil feedstock market intelligence.

•	Weekly market recaps.

•	Price trends and market research.

•	Seeking competitive quotes from multiple suppliers.

•	Purchasing advice and consultation.

•	Negotiations with feedstock suppliers on Client’s behalf.

•	Logistics advice and consultation.
II. VEGETABLE OIL FEEDSTOCK PRICE-RISK MANAGEMENT
     FCStone shall provide risk management services to Client. Such services shall include, but not be limited to:
•	Market Reports.

•	Basis and futures price analyses and information.

•	Management and futures position reports, including real time reports.

•	Vegetable Oil Feedstock price-risk management tools, including HTA, Max Price, Max-Min and Automated Pricing Tools.

•	Cash market surveillance and analysis to ensure that Client is paying the lowest possible rates.
III. VEGETABLE OIL FEEDSTOCK MANAGEMENT CONSULTING
     FCStone shall provide management reports, input on availability and price, competitive market information and analysis, and other Vegetable Oil Feedstock market information, analysis, and evaluation as is necessary and as is requested by Client to contribute to the optimum efficiency and profitability of the Plant. Such services shall include, but are not limited to, Vegetable Oil Feedstock quality management, accounting and systems policy consulting, inbound premium and discount consultation, Vegetable Oil Feedstock supply management, summary annual agency reporting, and Vegetable Oil Feedstock market management education.
     In particular, FCStone will provide the following services, as requested and as applicable, based on sound risk management principles, using FCStone’s basis trading experience together with the futures and options markets, as well as the over the counter market where applicable, to reduce Client’s exposure to commodity price changes.
A.	General Scope. FCStone will generally provide advice, assistance, and risk management with respect to Client’s physical commodity procurement, as well as risk management
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with respect to Client’s marketing needs. Services by FCStone will be provided as requested by Client and as applicable to Client’s operation.
B.	Consulting Services and Program:
1.	Risk management review. A review of Client’s operations, procurement procedures, and input requirements has been or will be prepared to the extent requested by the Client. This will be used to provide a baseline on which to build the marketing, merchandising, and procurement program. This review will also be used to understand strengths, weaknesses, market share, operational costs, and overhead. The review also considers local seasonal cycles, transportation options, and customer preferences.

2.	Risk management plan development. With the operational and historical review in place, a risk management plan will be assembled to optimize the profit opportunities and minimize the financial risks associated with the present business operation, including the procurement and merchandising functions. The risk management plan will include historical basis analysis for both inputs and finished products as requested. Specific recommendations regarding purchasing of inputs will be addressed as well as strategies to lock in margins on production. Projections on profitability will be made based on anticipated volumes and historical analysis. Utilization of both exchange traded risk management products and over the counter tools will be addressed.

3.	Plan overview, monthly activity, position, and financial analysis. Upon completion of the risk management plan it will be submitted for approval by management of both parties. Once approved, the plan will be initiated and each activity and position tracked for its impact and success. Reports will present in detail the results of all hedged transactions and the results of those strategies. This analysis will be completed on a monthly basis, accumulated on a year to date basis, and assembled into a year-end summary.

4.	Accountability. Hedge records will be provided to track each trade, measuring each activity for its impact and overall success of the program. Position statements are available at any time on an ongoing basis.

5.	Risk management programs for energy products and other inputs. Strategies to lock in energy costs are available and will be evaluated in both exchange-traded products and over the counter instruments. Similar analysis for other budgeted items will be made where applicable and available.

6.	Customer program. A number of alternative services may be available for Client’s customers. Outlook meetings regarding current markets will be available annually. In addition, assistance in providing commodity futures brokerage services for Client’s customers’ trading positions may be available for consideration.
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C.	Internal Risk Management Procedures. While the preparation of the following procedures and policies are strictly the responsibility of the Client’s management and Board, FCStone shall assist the Client in their preparation as requested:
1.	Risk management guidelines and controls. Risk management guidelines regarding position limits, strategies, credit exposure and volumes, as well as the development of internal controls for monitoring compliance with these guidelines, will be prepared by management and presented for Board approval.

2.	Establish Corporate Risk Policy - Assess Risk Profile - Define Hedge Objective.

3.	Obtain approval of Risk Policy from Board.

4.	Designate Individual(s) Responsible for Hedging by completing Exhibit B-1 and Exhibit B-2.
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EXHIBIT B-1
LETTER OF AUTHORIZATION

To:	FCStone, LLC (“FCStone”)
2829 Westown Parkway - Suite 100
West Des Moines, IA 50266
Each of the following individuals is authorized to give oral or written instructions to FCStone, or its affiliates on behalf of the Client with respect to any transactions or matters within the scope of the RISK MANAGEMENT AND VEGETABLE OIL FEEDSTOCK AGENCY AGREEMENT between Client and FCStone and each is also fully authorized to do and take all actions necessary or desirable in connection with any such transactions or matters. The authorized individuals are (must name at least one person):

TO BE
NAMED

LATER

We further verify that we shall notify FCStone in writing whenever the above-named individual(s) are no longer authorized to give oral or written instructions to FCStone on behalf of the Client, and we shall notify FCStone of any newly-authorized staff members whenever applicable.
Dated this 20th day of March, 2007.
NORTHWEST IOWA RENEWABLE ENERGY, LLC
(Print Client Name)

By:	/s/ John El Lucken
(Authorized Signatory)

Title:	Chairman
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EXHIBIT B-2
LETTER OF AUTHORIZATION
To Client: NORTHWEST IOWA RENEWABLE ENERGY, LLC
Each of the following individuals is authorized to give oral or written instructions to Client or its affiliates on behalf of FCStone, LLC with respect to any transactions or matters within the scope of the RISK MANAGEMENT AND VEGETABLE OIL FEEDSTOCK AGENCY AGREEMENT between Client and FCStone, LLC and each is also fully authorized to do and take all actions necessary or desirable in connection with any such transactions or matters. The authorized individuals are (must name at least one person):

Nathan Burk

Matt Upmeyer

Jeff Sherman

We further verify that we shall notify Client in writing whenever the above named individual(s) are no longer authorized to give oral or written instructions to Client on behalf of FCStone, LLC and we shall notify Client of any newly-authorized staff members whenever applicable.
Dated this 3rd day of April, 2007.
FCStone, LLC

By:	/s/ Pete Nessler

(Authorized Signatory)

Title:	VP, Renewable Fuels Group

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